As filed with the Securities and Exchange Commission on August 25, 2006.
Registration Statement No. 333-135109

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 2
on Form S-3 to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Quintana Maritime Limited
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	98-0454094
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Quintana Maritime Limited
Attention: Stamatis Molaris
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
Telephone: 011-30-210-898-6820
(Address and telephone number of
Registrant’s principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)

Copies to:

Allan D. Reiss	Steve Putman
Vinson & Elkins L.L.P.	Quintana Maritime Limited
666 Fifth Avenue	601 Jefferson Street
New York, New York 10103	Suite 3600
(212) 237-0000(telephone number)	Houston, Texas 77002
(212) 237-0100 (facsimile number)	(713) 751-7500 (telephone number)
(713) 751-7532 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

EXPLANATORY NOTE

This Pre-Effective Amendment No. 2 on Form S-3 to Form S-1 is being filed pursuant to Rule 401(c) under the Securities Act of 1933 in order to convert the Registration Statement on Form S-1 (Reg. No. 333-135109) originally filed on June 19, 2006 to a Form S-3. The prospectus contained in the Form S-3 supersedes the prospectus contained in the Form S-1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 25, 2006
PROSPECTUS

Quintana Maritime Limited

8,182,232 Class A Warrants
33,751,707 Shares of Common Stock

This prospectus covers the resale by the selling holders named herein of the warrants and the shares of common stock, including the shares of common stock issuable to the selling holders upon conversion of the warrants. This prospectus also covers the shares of common stock issuable upon the exercise of the warrants by persons other than the selling holders named in this prospectus.

The warrants and shares of common stock may be offered from time to time by the selling holders named in this prospectus. The selling holders may sell any of these securities at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. We will not receive any proceeds from such sales by the selling holders.

Our common stock is listed for quotation on the Nasdaq Global Market under the symbol “QMAR.”

Investing in our warrants and common stock involves risks. Please read “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 25, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling holders may sell up to 8,182,232 warrants and up to 33,751,707 shares of common stock, which includes 8,182,232 common shares which are issuable upon exercise of the warrants, as described in this prospectus in one or more offerings. This prospectus generally describes Quintana Maritime Limited and these securities. Each time the selling holders sell these securities with this prospectus, you will be provided with a prospectus supplement that will contain specific information about the terms of that offering including, among other things, the specific number and price of these securities being offered and the terms of the offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of August 25, 2006. Therefore, before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ENFORCEMENT OF CIVIL LIABILITIES

Quintana Maritime Limited is a Marshall Islands corporation, and conducts its operations through a wholly owned management subsidiary that has its principal executive offices located outside the United States in Glyfada, Greece. Some of our directors reside outside of the United States. Some of our executive officers, as well as the shipping industry experts named in this prospectus, also reside outside the United States. In addition, all our assets and a substantial portion of the assets of our non-U.S. directors, non-U.S. officers and shipping industry experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

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FORWARD-LOOKING STATEMENTS

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as “forward-looking statements.” All statements in this document that are not statements of historical fact are forward-looking statements. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “anticipate,” “estimate,” “intend,” “project,” “forecast,” “plan,” “potential,” “may,” “should,” “expect” or similar terms.

Forward-looking statements include, but are not limited to, such matters as:

•	forecasts of our ability to generate cash from which we may make dividend payments, set aside reserves and pay capital expenses;

•	our future operating or financial results and our future revenues and expenses;

•	statements about pending or recent acquisitions, business strategy and expected capital spending or operating expenses;

•	our anticipated general and administrative expenses;

•	statements about shipping industry trends, including charter hire rates and factors affecting supply and demand;

•	our continued ability to enter into time charters with our customers;

•	our ability to obtain additional financing;

•	expectations regarding the availability of vessel acquisitions;

•	our business strategy and other plans and objectives for future operations;

•	completion of the acquisition of the vessels we have agreed to purchase from affiliates of Metrobulk Holding S.A.; and

•	our contractual and business relationships with our customers, including Bunge.

Forward-looking statements are based upon assumptions, expectations, projections, intentions and beliefs as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements included herein. The reasons for this include the risks, uncertainties and factors described under the section of this prospectus entitled “Risk Factors.”

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

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PROSPECTUS SUMMARY

This prospectus summary highlights information appearing elsewhere in this prospectus or incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus, including the risk factors.

Unless otherwise indicated, all references in this prospectus to “our Existing Fleet” refer to the fleet of thirteen vessels that we currently own, including eight Panamax vessels, two Capesize vessels and three Kamsarmax vessels. All references in this prospectus to “Acquisition Fleet” refer to the seventeen new vessels, including three Panamax drybulk carriers and fourteen Kamsarmax drybulk carriers, that we agreed to purchase pursuant to separate sale and purchase contracts with affiliates of Metrobulk Holding S.A. We refer to the acquisition of the vessels in the Acquisition Fleet as “the Acquisition.” As of August 25, 2006, we have taken delivery of three of the seventeen vessels in the Acquisition Fleet: Iron Vassilis, Iron Fuzeyya and Iron Bradyn. All references in this prospectus to “our fleet” refer to the fleet of twenty-seven vessels that consist of our Existing Fleet and our Acquisition Fleet combined. Unless otherwise indicated, references in this prospectus to “Quintana Maritime Limited”, “we”, “us”, “our” and the “Company” refer to Quintana Maritime Limited and our subsidiaries. All references in this prospectus to “$,” “U.S.$” and “Dollars” refer to United States dollars.

Our Company

We are an international provider of drybulk marine transportation services that was incorporated in the Marshall Islands on January 13, 2005 and began operations in April 2005. We currently own and operate a fleet of eight Panamax vessels, two Capesize vessels and three Kamsarmax vessels. Our drybulk carriers transport a variety of cargoes including coal, iron ore and grain.

We were formed by affiliates of each of Corbin J. Robertson, Jr., First Reserve Corporation and American Metals & Coal International, which we refer to collectively as our Founders. In July 2005, we completed our initial public offering. We used the net proceeds from that offering, together with capital contributions from our Founders and bank indebtedness, to finance or refinance the purchase price of our initial fleet of eight Panamax vessels. In the fourth quarter of 2005, we took delivery of two Capesize vessels which we financed through borrowings under our former $250 million revolving credit facility and cash on hand. The total purchase price for the first 10 vessels in our current fleet was approximately $466.3 million.

Between July 24, 2006 and August 21, 2006 we took delivery of three Kamsarmax vessels: Iron Vassilis, Iron Fuzeyya and Iron Bradyn.

Our management team provides in-house commercial management of our fleet, which includes entering into charters and managing relationships with charterers, and the technical management of our fleet, which includes performing day-to-day operations and vessel maintenance.

We employ our vessels primarily on time charters to provide predictable cash flows and, to a lesser extent, in the spot market to take advantage of market opportunities. Currently, all 13 of our existing vessels are employed on time charters.

Our Fleet

Existing Fleet

The following table presents certain information concerning the drybulk carriers in our Existing Fleet as of August 25, 2006. All the drybulk carriers in our Existing Fleet fly the Marshall Islands flag.

						Time Charter
						Expiration Date
			Delivery	Year		(Minimum	Daily Hire
Vessel	Type	Dwt	Date	Built	Shipbuilder	Period)	Rate		Charterer

Fearless I	Panamax	73,427	4/05	1997	Hyundai	3/08	$25,000		Deiulemar
King Coal	Panamax	72,873	4/05	1997	CSSC Taiwan	3/08	$26,300		Energy Shipping
Coal Glory	Panamax	73,670	4/05	1995	Hyundai	6/08	$15,800		Cosco
Coal Age	Panamax	72,861	5/05	1997	Hyundai	6/07	$21,500		BHP Billiton
Iron Man	Panamax	72,861	5/05	1997	Hyundai	3/10	$18,500		Seven Mountain
Barbara	Panamax	73,390	7/05	1997	Halla Samho	8/07		(1)	Cargill
Coal Pride	Panamax	72,600	8/05	1999	Imabari	2/07	$14,850		Daeyang
Linda Leah	Panamax	73,390	8/05	1997	Halla Samho	6/08	$25,000		Fratelli D’Amato
Iron Beauty	Capesize	165,500	10/05	2001	CSSC Taiwan	4/10	$36,500		STX Panocean
Kirmar	Capesize	165,500	11/05	2001	CSSC Taiwan	2/07	$26,250		Swissmarine
Iron Vassilis	Kamsarmax	82,257	7/06	2006	Tsuneishi	12/10		(2)	Bunge S.A
Iron Fuzeyya	Kamsarmax	82,209	8/06	2006	Tsuneishi	12/10		(2)	Bunge S.A
Iron Bradyn	Kamsarmax	82,769	8/06	2005	Tsuneishi	12/10		(2)	Bunge S.A

(1)	Time charter rate based on Baltic Exchange average in the spot market.

(2)	Time charter rate to be agreed upon within the specified lower floor and upper ceiling levels contained in the Master Charter.

We intend to continue to increase the size of our fleet through selective acquisitions of additional secondhand drybulk carriers or through whole or partial fleet acquisitions that complement our business strategy. We believe that the experience of our management team in locating and acquiring suitable vessels and fleets will assist us in this process.

In December 2005, the Company formed a wholly owned subsidiary, Quintana Logistics LLC, to engage in limited chartering activities, including entry into contracts of affreightment. Under a contract of affreightment, Quintana would agree to ship a specified amount of cargo at a specified rate per ton between designated ports over a particular period of time. Contracts of affreightment generally do not specify particular vessels, so Quintana would be permitted either to use a free vessel that it owned or to charter in a third-party vessel.

Acquisition Fleet

We have entered into memoranda of agreement with affiliates of Metrobulk Holding S.A., or Metrobulk, an unaffiliated third party, to purchase three Panamax drybulk carriers and 14 Kamsarmax drybulk carriers for an aggregate cash purchase price of $735 million (the “Acquisition”). As of August 25, 2006, we have taken delivery of three of the Kamsarmax vessels purchased in the Acquisition: Iron Vassilis, Iron Fuzeyya and Iron Bradyn. Kamsarmaxes are a Panamax sub-class that have more carrying capacity than typical Panamax designs. These vessels when delivered will have an aggregate cargo-carrying capacity of 1,380,789 dwt. The three Panamax vessels were constructed in 2004. Seven of the Kamsarmax vessels were built in 2005 or 2006, and the remaining seven Kamsarmax vessels are under construction at Tsuneishi Shipbuilding Co., Ltd. of Japan. Three Kamsarmax vessels were delivered to us between July and August 2006, and the remaining vessels in the Acquisition Fleet are expected to be delivered between August 2006 and June 2007. Assuming delivery of these vessels to us on the currently anticipated schedule, our post-Acquisition fleet would have a combined cargo-carrying capacity of 2,296,861 dwt and a dwt weighted average age of 4.0 years in June 2007.

The following table lists each of the vessels in the Acquisition Fleet which we have agreed to purchase along with certain information about the vessels and their charter terms.

			Delivery Date		Charter
Vessel	Type	Dwt	Range	Built	Expiration

Grain Express	Panamax	76,466	9/1/06-10/31/06	4/04	12/31/10
Iron Knight	Panamax	76,429	9/1/06-1/10/07	6/04	12/31/10
Grain Harvester	Panamax	76,417	9/1/06-10/31/06	8/04	8/31/09
Iron Bradyn	Kamsarmax	82,769	*	2/05	12/31/10
Iron Fuzeyya	Kamsarmax	82,229	**	1/06	12/31/10
Iron Kalypso	Kamsarmax	82,204	September 2006	1/06	12/31/10
Ore Hansa	Kamsarmax	82,229	September 2006	3/06	12/31/10
Santa Barbara	Kamsarmax	82,266	September 2006	3/06	12/31/10
Iron Elizabeth	Kamsarmax	82,000	September 2006	***	12/31/10
Iron Vassilis	Kamsarmax	82,000	****	7/06	12/31/10
Iron Anne	Kamsarmax	82,000	September 2006	***	12/31/10
Pascha	Kamsarmax	82,300	11/1/06-1/31/07	***	12/31/10
Iron Lindrew	Kamsarmax	82,300	January 2007	***	12/31/10
Coal Gypsy	Kamsarmax	82,300	December 2006	***	12/31/10
Coal Hunter	Kamsarmax	82,300	December 2006	***	12/31/10
Iron Brooke	Kamsarmax	82,300	3/1/07-5/31/07	***	12/31/10
Iron Manolis	Kamsarmax	82,300	May 2007	***	12/31/10

Total		1,380,809

*	Delivered on August 21, 2006.

**	Delivered on August 14, 2006.

***	Under construction.

****	Delivered on July 27, 2006.

All of the vessels are under time charter agreements with an affiliate of Bunge Limited, or Bunge, a multinational agribusiness company. Sixteen of the vessels in the Acquisition Fleet are or will become subject to one master time charter with Bunge expiring at the end of 2010. Fifteen of these sixteen vessels are now subject to the master time charter, and the other vessel (Iron Knight) is currently under separate charter but will become subject to the master time charter following the termination of its current charter. One of the vessels in the Acquisition Fleet, Grain Harvester, is subject to a separate time charter with Bunge which expires on or about August 2009.

We expect to finance the Acquisition through a combination of the proceeds of a private placement we closed on May 11, 2006 of units consisting of 12% Mandatorily Convertible Preferred Stock and Class A

Warrants and borrowings under our new revolving credit facility. Set forth below is a table of the sources and uses of funds to finance the Acquisition:

Sources of Funds	(In millions)	Uses of Funds	(In millions)

Issuance of Preferred Stock	$190.9	Acquisition Price	$735.0
Exercise of Warrants(1)	65.5	Debt Repayment(2)	202.0
Proposed New Revolving Credit Facility	735.0	Acquisition Brokerage Fee(3)	5.0

Total Sources of Funds	$991.4	Bank Fees and Expenses	4.4

		Placement Fees and Expenses	7.4
		Working Capital	27.0

		Total Uses of Funds	$991.4

(1)	Assumes the exercise of 8,182,232 warrants being registered hereby at an exercise price of $8.00 per share of common stock.

(2)	Represents the repayment of debt incurred under our former revolving credit facility to finance or refinance the purchase of certain of our existing vessels.

(3)	Represents a fee payable to Fortis Bank NV/S.A. in connection with the arrangement of the Acquisition.

Our Structure

Quintana Maritime Limited is a holding company incorporated under the laws of the Marshall Islands. We own our vessels through separate wholly owned subsidiaries that are incorporated in the Marshall Islands. We maintain our principal executive offices at Pandoras 13 & Kyprou Street, 166 74 Glyfada, Greece. Our telephone number at that address is 011-30-210-898-6820.

RISK FACTORS

You should consider carefully the following factors, as well as the other information set forth in this prospectus, before making an investment in our common stock. Some of the following risks relate principally to the industry in which we operate and our business in general. Other risks relate principally to the securities market and ownership of our securities. The occurrence of any of the events described in this section could significantly and negatively affect our business, financial condition, operating results or cash available for dividends or the trading price of our common stock and cause you to lose all or part of your investment.

Risks Related to the Acquisition

Our substantial debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

Following the completion of the acquisition of all 17 of our new vessels, we will have substantial indebtedness. We expect that upon the delivery of our contracted fleet of new vessels we will have approximately $735 million of indebtedness outstanding under our new revolving credit facility. We expect that following the Acquisition, we will be a substantially more highly leveraged company than we have been historically. As of June 30, 2006, on an as adjusted basis after giving effect to the incurrence of indebtedness, the issuance of units and the conversion of the preferred stock and the exercise of the warrants, relating to the financing of the Acquisition, we would have had $735.0 million of total debt, as compared to total debt of $90.0 million as of such date on an historical basis. We also expect to incur more indebtedness in connection with future acquisitions. Our high level of debt could have important consequences to us, including the following:

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing dividends, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

As we expand our business, we may need to improve our operating and financial systems and expand our commercial and technical management staff, and will need to recruit suitable employees and crew for our vessels.

With the acquisition of the additional 17 drybulk vessels, we will more than double the size of our fleet. Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and attempts to improve those systems may be ineffective. In addition, as we expand our fleet, we will need to recruit suitable additional administrative and management personnel. We cannot guarantee that we will be able to continue to hire suitable employees as we expand our fleet. If we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to grow our financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for dividends to our shareholders may be reduced.

Our acquisition of the new vessels is subject to a number of conditions, which may delay our receipt of revenues.

We have entered into memoranda of agreement with affiliates of Metrobulk for the purchase of the 17 vessels in the Acquisition Fleet, three of which have been delivered to us. However, the consummation of the Acquisition of the remaining vessels is subject to a number of conditions. We cannot guarantee whether or when all the conditions to the Acquisition will be satisfied or waived, permitting the Acquisition to be consummated when and as currently contemplated. The failure to consummate the Acquisition when and as currently contemplated would delay our receipt of revenues under the time charters for the new vessels, and therefore materially and adversely affect our results of operations and financial condition.

Delays in deliveries of newbuildings to be purchased in the Acquisition could materially and adversely harm our operating results.

The seven remaining newbuildings that we have agreed to purchase in the Acquisition are scheduled to be delivered at various times over approximately the next year. The delivery of these vessels could be delayed, which would delay our receipt of revenues under the time charters for these vessels, and thereby adversely affect our results of operations and financial condition.

The delivery of the newbuildings could be delayed because of:

•	work stoppages or other labor disturbances or other event that disrupts the operations of the shipbuilder;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	lack of raw materials;

•	bankruptcy or other financial crisis of the shipbuilder;

•	a backlog of orders at the shipbuilder;

•	hostilities, political or economic disturbances in the country where the vessels are being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	our requests for changes to the original vessel specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals; or

•	a dispute with the shipbuilder.

In addition, the shipbuilding contracts for the new vessels contains a “force majeure” provision whereby the occurrence of certain events could delay delivery or possibly terminate the contract. If delivery of a vessel is materially delayed or if a shipbuilding contract is terminated, it could adversely affect our results of operations and financial condition and our ability to pay dividends to our shareholders.

In addition, while we will purchase the vessels from Metrobulk or its affiliates, Metrobulk is itself not in direct privity with the shipyard with respect to several of the newbuildings. Accordingly, neither the sellers nor we may be in a position to fully monitor the progress of the newbuildings or the compliance of the construction with expected specifications.

Problems in deliveries of secondhand vessels to be purchased in the Acquisition could materially and adversely affect our operating results.

With respect to the delivery of the secondhand vessels we have contracted to purchase in the Acquisition, certain events may arise which result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these secondhand vessels with substantial defects could have similar consequences. We intend to conduct only a limited inspection of these secondhand vessels. Any of these events could reduce our receipt of revenues under the time charters for these vessels, and thereby materially and adversely affect our results of operation and financial condition.

If we cannot complete the purchase of any of the vessels, we may use a portion of the proceeds of the private placement for corporate purposes with which you may not agree.

If the seller of the vessels that we have agreed to purchase in the Acquisition fails to deliver the vessels to us as agreed, or if we cancel a purchase because a seller has not met its obligations, our management will have the discretion to apply the proceeds of the private placement that we would have used to purchase those vessels to acquire other vessels, including vessels that serve other shipping sectors and markets. In particular, certain events may arise that could result in our not taking delivery of a vessel, such as the failure of the seller to tender the vessel for delivery prior to a date established in the relevant memorandum of agreement, a total loss of a vessel, a constructive total loss of a vessel, or substantial damage to a vessel prior to its delivery. We have not escrowed the proceeds from the private placement and will not return the proceeds to investors in the private placement if we do not take delivery of one or more vessels. It may take a substantial period of time before we can locate and purchase other suitable vessels, if at all. During this period, the portion of the proceeds of the private placement originally planned for the acquisition of these vessels will be invested on a short-term basis and therefore will not yield returns at rates comparable to those that these vessels might have earned. Moreover, if we are able to purchase replacement vessels, such vessels may not generate as much cash flow as the applicable vessels in the Acquisition Fleet.

We cannot assure you that we will be able to borrow adequate amounts under our new revolving credit facility.

We have entered into a new $735 million revolving credit facility to fund the acquisition of our new vessels and refinance the indebtedness under our former revolving credit facility.

Our ability to borrow amounts under our credit facility is subject to the execution of customary documentation relating to the facility, including security documents, satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. There are restrictions on the amount that can be advanced to us under the revolving credit facility based on the market value of the vessel or vessels in respect of which the advance is being made and, in certain circumstances, based additionally on the capacity of the vessel, and the price at which we acquired the vessel and other factors. Prior to each drawdown, we are required, among other things, to meet specified financial ratios and other requirements. To the extent that we are not able to satisfy these requirements, we may not be able to draw down the full amount under our revolving credit facility. We may be required to prepay amounts borrowed under our new revolving credit facility if we experience a change of control.

Warrant holders may not find it in their interest to exercise the warrants and we may not receive the proceeds of the exercise to pay a portion of the purchase price of the Acquisition.

We expect to fund a portion of the purchase price of the Acquisition and our working capital requirements from the aggregate exercise price of the warrants. If the warrant holders do not exercise their warrants prior to the completion of the Acquisition, we would have a shortfall in our expected sources of funds, and would be required to find additional financing to fund the shortfall. We cannot assure you that we could do so, or do so on favorable terms.

Restrictive covenants in our new revolving credit facility impose financial and other restrictions on us, including our ability to pay dividends.

Our new revolving credit facility imposes operating and financial restrictions on us and requires us to comply with certain financial covenants. These restrictions and covenants may limit our ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing under our new revolving credit facility or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; or

•	change our business.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ consent when needed. If we do not comply with the restrictions and covenants in our revolving credit facility, we will not be able to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

We will derive all of our revenues with respect to the Acquisition Fleet from one charterer, and the loss of this charterer or any time charter or any vessel could result in a significant loss of revenues and cash flow.

Bunge and its affiliates initially will be the only charterer of the acquired vessels. As a result, Bunge’s payments to us will be our sole source of operating cash flow from these vessels over the term of the governing master time charter expiring December 31, 2010. After we acquire the vessels, Bunge and its affiliates will account for a substantial majority of our revenues. Bunge therefore will have a substantial amount of leverage in any discussions or disputes it may have with us, which it may choose to exercise to our disadvantage. Because most of the time charters with Bunge provide for annual rate determinations within an agreed rate structure during certain periods, Bunge may have the opportunity to apply such leverage to such rate determinations. In addition, at any given time in the future, if Bunge were to experience financial difficulties, we cannot assure you that Bunge would be able to make charter payments to us or make them at the levels provided for in our master time charter with Bunge. If Bunge is unable to make charter payments to us, or makes them at a significantly lower level than we expect, our results of operations and financial condition will be materially adversely affected.

We could lose Bunge or another party as a charterer or the benefits of a time charter if:

•	the charterer fails to make charter payments to us;

•	the vessel is off-hire for more than 20 days in any year for reasons other than drydocking required to maintain a vessel’s status with its classification society; or

•	we are unable to reach an agreement in advance with Bunge on the level of charter hire to be paid to us within a specified daily hire rate range in any year.

If we lose a time charter, we may be unable to re-deploy the related vessel on terms as favorable to us as in the original time charter. In the worst case, we may not receive any revenues from that vessel, but we may be required to pay expenses necessary to maintain the vessel in proper operating condition.

The loss of any of our charterers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.

We initially will depend on Bunge, which is an agribusiness, for all of our revenues from the Acquisition Fleet and therefore we are exposed to risks in the agribusiness market.

Bunge and its affiliates initially will charter all of the vessels in the Acquisition Fleet. Accordingly, our business will be exposed to all the economic and other risks inherent in the agribusiness market. Changes in the economic, political, legal and other conditions in agribusiness could adversely affect our business and results of operations. Based on Bunge’s filings with the SEC, these risks include the following, among others:

•	The availability and demand for the agricultural commodities and agricultural commodity products that Bunge uses and sells in its business can be affected by weather, disease and other factors beyond its control.

•	Bunge is vulnerable to cyclicality in the oilseed processing industry.

•	Bunge is vulnerable to increases in raw material prices.

•	Bunge is subject to economic and political instability and other risks of doing business globally and in emerging markets.

Deterioration in Bunge’s business as a result of these or other factors could have a material adverse impact on Bunge’s ability to make timely charter hire payments to us and to renew its time charters with us. This could have a material adverse impact on our financial condition and results of operations.

Most of the Bunge charters provide for daily hire rates beginning in 2007 that are to be negotiated within specified ranges, which may result in revenues for certain vessels below the levels we have forecast.

The Bunge master charter agreement provides for daily hire rates beginning in 2007 that are to be negotiated within specified ranges. If the actual daily hire rate for one or more vessels were below the assumed rate, our results of operations could be materially and adversely affected. The Bunge master charter agreement also provides that in the event the parties are unable to reach agreement in respect of rates for the following year, the contract will be automatically terminated. If any such termination occurred, particularly during a depressed charter hire market, we may be unable to rehire the applicable vessels at favorable rates or at all, and our results of operations may be materially and adversely affected.

We may sell one or more of the vessels that we have agreed to purchase in the Acquisition and forego any anticipated revenues and cash flows from operating any of the vessels we sell.

While we intend to purchase the remaining 14 drybulk vessels in the Acquisition, attractive opportunities may arise to sell one or more of these vessels while they are under construction or after they are delivered. We will review any such opportunity and may conclude that the sale of one or more vessels would be in our best interests. If we sell a vessel, we would forego any anticipated revenues and anticipated cash flows from operating the vessel over its useful life.

Risks Relating to the Warrants

Future sales of our common stock may result in a decrease in the market price of our common stock, even if our business is doing well.

The market price of our common stock could decline due to the issuance and subsequent sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur following the conversion of the shares of preferred stock and the exercise of the warrants. This could make it more difficult to raise funds through future offerings of common stock or securities convertible into common stock.

We had outstanding 24,148,242 shares of our common stock, based on the number of shares of common stock outstanding as of July 31, 2006. Upon conversion of the 2,045,558 shares of preferred stock we sold in the placement which occurred on August 11, 2006, we had an additional 25,569,475 shares of common stock outstanding, or a total of 49,717,717 shares of common stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. Assuming an exercise of the warrants to purchase common stock, we would have an additional 8,182,232 shares of common stock outstanding or a total of 57,899,949 shares of common stock, all of which may be resold in the public market following the effectiveness of our resale registration statement. In addition, certain of these shares of common stock may be sold in the public markets at any time, subject to the volume and other limitations of Rule 144 under the Securities Act.

No public market exists for the warrants.

The warrants are new issues of securities with no established trading market. The placement agents have informed us that they intend to make a market in the warrants after this offering is completed. However, the placement agents are not obligated to do so and may cease market-making activities at any time. As a result, we cannot assure you that an active trading market will develop for the warrants.

Risks Related to the Business

Because we are a new company with a limited operating history, we may be less successful in implementing our business strategy than a more seasoned company.

We were formed in January 2005. Three of the vessels in our Existing Fleet commenced operations in April 2005, and seven vessels in our Existing Fleet commenced operations between May 2005 and November 2005. The remaining three vessels in our Existing Fleet commenced operations between July and August 2006. We have a limited performance record and operating history; therefore, we may be less successful in implementing our business strategy than a more seasoned company.

We cannot assure you that our board of directors will declare dividends.

For the second quarter and third quarter of 2005, we declared quarterly dividends to shareholders in the amounts of $0.05 and $0.20 per share, respectively. For each of the fourth quarter of 2005 and the first and second quarters of 2006, we declared quarterly dividends to shareholders in the amount of $0.21 per share. In 2006, our board of directors set its current policy, which is to establish a minimum annualized dividend at the beginning of each fiscal year. The declaration and payment of dividends, if any, will always be subject to the discretion of our board of directors and the requirements of Marshall Islands law. The timing and amount of any dividends declared, if any, will depend on, among other things, our earnings, financial condition and cash requirements and availability, our ability to obtain debt and equity financing on acceptable terms as contemplated by our growth strategy, provisions of Marshall Islands law governing the payment of dividends, restrictive covenants in our existing and future debt instruments, and current and expected market conditions. The international drybulk shipping industry is highly volatile, and we cannot predict with certainty the amount of cash, if any, that will be available for distribution as dividends in any period. Also, there may be a high degree of variability from period to period in the amount of cash, if any, that is available for the payment of dividends. We may incur expenses or liabilities or be subject to other circumstances in the future that reduce or eliminate the amount of cash that we have available for distribution as dividends, if any, including as a result of the risks described in this section of the prospectus. Our growth strategy contemplates that we will finance the acquisition of additional vessels through a combination of our operating cash flow and debt and equity financing. If financing is not available to us on acceptable terms, our board of directors may determine to finance or refinance acquisitions with a greater percentage of cash from operations to the extent available, which would reduce or even eliminate the amount of cash available for the payment of dividends. We may also enter into new financing or other agreements that will restrict our ability to pay dividends.

Under the terms of our revolving credit facility, we will not be permitted to pay dividends if an event of default has occurred and is continuing or would occur as a result of the payment of such dividend. Furthermore, we may not pay any dividends if the value of the collateral securing the credit facility is less than 115% of the amount of loans and letters of credit outstanding under the facility. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends. Moreover, our revolving credit facility contains covenants prohibiting us from paying dividends if there is a default thereunder or if a default would result from the payment of such dividends.

Our earnings may be adversely affected if we do not successfully employ our vessels on medium- or long-term time charters or take advantage of favorable opportunities in the spot market.

We expect to employ the majority of our vessels primarily on medium- and long-term time charters. Although medium- and long-term charters provide relatively steady streams of revenue, our vessels committed to such charters may not be available for immediate chartering for spot charters during periods of increasing charter hire rates when spot voyages might be more profitable. If we cannot recharter these vessels on new medium- or long-term charters following the expiration of previous charters, or employ them in the spot market profitably, our results of operations and operating cash flow may suffer. We cannot assure you that future charter hire rates will enable us to operate our vessels profitably.

We may have difficulty properly managing our planned growth through acquisitions of additional vessels.

We intend to grow our business through selective acquisitions of additional vessels. Our future growth will primarily depend on:

•	locating and acquiring suitable vessels;

•	identifying and consummating vessel acquisitions or joint ventures relating to vessel acquisitions;

•	enlarging our customer base;

•	managing our expansion; and

•	obtaining required financing on acceptable terms.

During periods in which charter hire rates are high, vessel values generally are high as well, and it may be difficult to consummate vessel acquisitions at favorable prices. In addition, growing any business by acquisition presents numerous risks, such as obtaining additional qualified personnel, managing relationships with customers and integrating newly acquired assets into existing infrastructure. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth efforts.

We cannot assure you that we will be able to borrow amounts under our new revolving credit facility, which we will need to fund the acquisition of vessels in the Acquisition Fleet.

Our ability to borrow amounts under our new revolving credit facility is subject to satisfaction of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Prior to each borrowing, we will be required, among other things, to provide the lenders with acceptable valuations of the vessels in our fleet confirming that they are sufficient to satisfy minimum security requirements. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to borrow amounts under our new revolving credit facility.

Restrictive covenants in our revolving credit facility impose, and any other future debt facilities will impose, financial and other restrictions on us.

The revolving credit facility imposes, and any future debt facility will impose, operating and financial restrictions on us. These restrictions may limit our ability to, among other things:

•	pay dividends or make capital expenditures if we do not repay amounts drawn under the revolving credit facility when due, if there is a default under the revolving credit facility or if the payment of the dividend or capital expenditure would result in a default or breach of a loan covenant;

•	incur additional indebtedness, including through the issuance of guarantees;

•	change the flag, class or management of our vessels;

•	create liens on our assets;

•	sell our vessels;

•	merge or consolidate with, or transfer all or substantially all our assets to, another person; and

•	enter into a new line of business.

Our revolving credit facility requires us to maintain various financial ratios and meet various financial tests. The failure to comply with such covenants would materially and adversely affect our business, financial condition, results of operations and ability to pay dividends. As of August 1, 2006, we were in compliance with these covenants. If we breach any of these covenants, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may limit our ability to pay dividends to our shareholders, finance our future operations, make acquisitions or pursue business opportunities.

Servicing future indebtedness would limit funds available for other purposes, such as the payment of dividends.

We intend to finance our future fleet expansion program in part with secured indebtedness. We may incur other indebtedness in the future. While we may seek to refinance amounts drawn or incurred, we cannot assure you that we will be able to do so on terms that are acceptable to us or at all. If we are not able to refinance these amounts on terms acceptable to us or at all, we will have to dedicate cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under any future debt agreements or alternative financing may limit funds otherwise available for working capital, capital expenditures and other purposes, such as the payment of dividends. If we are unable to meet our debt obligations, or if we otherwise default under any future debt agreements, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

Unless we set aside reserves for vessel replacement, at the end of a vessel’s useful life our revenue will decline.

Unless we maintain cash reserves for vessel replacement we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. Our cash flows and income are dependent on the revenues earned by the chartering of our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends will be adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends. While we have not set aside cash reserves to date, pursuant to our dividend policy, we expect to pay out only a specified amount of our available cash from operations so as to retain funds for capital expenditures, working capital and debt service. In periods where we make acquisitions, our board of directors may limit the amount of our cash from operations available to pay dividends.

Purchasing and operating secondhand vessels may result in increased operating costs and reduced fleet utilization.

Our current business strategy includes the acquisition of high-quality secondhand vessels. While we have the right to inspect previously owned vessels prior to purchase, such an inspection does not provide us with the same knowledge about their condition that we would have if these vessels had been built for and operated exclusively by us. Secondhand vessels may have conditions or defects that we were not aware of when we bought the vessel and that may require us to incur costly repairs to the vessels. If this were to occur, such hidden defects or problems may be expensive to repair when detected, and if not detected may result in accidents or other incidents for which we may become liable to third parties. Repairs may require us to put a vessel into drydock, which would reduce our fleet utilization and increase our costs. We do not expect to receive the benefit of warranties on secondhand vessels. In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology.

Governmental regulations, safety and other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to some of our vessels and may restrict the type of activities in which these vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

When our time charters end, we may not be able to replace them promptly or with profitable ones.

We cannot assure you that we will be able to obtain charters at comparable rates or with comparable charterers, if at all, when the charters on the vessels in our fleet expire. The charterers under these charters have no obligation to renew or extend the charters. We will generally attempt to recharter our vessels at favorable rates with reputable charterers as the charters expire, unless management determines at that time to employ the vessel in the spot market. We cannot assure you that we will succeed. Failure to obtain replacement charters will reduce or eliminate our revenue, our ability to expand our fleet and our ability to pay dividends to shareholders.

If drybulk vessel charter hire rates are lower than they are now, we may have to enter into charters with lower charter hire rates. Also, it is possible that we may not obtain any charters. In addition, we may have to reposition our vessels without cargo or compensation to deliver them to future charterers or to move vessels to areas where we believe that future employment may be more likely or advantageous. Repositioning our vessels would increase our vessel operating costs.

Charterers may default on time charters that provide for above-market rates.

If we enter into time charters with charterers when charter rates are high and charter rates subsequently fall significantly, charterers may default under those charters. We intend to enter into time charters only with reputable counterparties, but we cannot assure you that such counterparties will not default on the charters. If a charterer defaults on an above-market time charter, we will seek the remedies available to us, which may include arrest of the vessel and arbitration or litigation to enforce the contract. After a charterer defaults on a time charter, we will likely have to enter into charters at lower rates. It is also possible that we would be unable to secure a charter at all. If we recharter the vessel at lower rates, our revenues will be reduced.

Contracts of affreightment may result in losses.

Our subsidiary Quintana Logistics LLC may seek to enter into contracts of affreightment. Contracts of affreightment may subject us to risks we do not usually bear in our time-charter business. Because we will usually be paid a per-ton rate under a contract of affreightment but will charter in ships from third parties on a daily-rate basis, we will be exposed to volatility in freight rates between our execution of the contract of affreightment and chartering in of vessels. In addition, we will generally bear risks associated with the length of the voyages, including canal-passage delays, port congestion, inclement weather, and other factors. If these delays occur, we will still be bound to pay charterhire on the ships carrying the cargo, but we will not receive additional amounts under the contract of affreightment. Consequently, delays may reduce our profits under the contract or result in significant losses.

The international dry bulk shipping industry is highly competitive, and we may not be able to compete successfully for charters with new entrants or established companies with greater resources.

We will employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of dry bulk cargo by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the dry bulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter hire rates than we are able to offer.

We may be unable to retain key management personnel and other employees in the shipping industry, which may negatively impact the effectiveness of our management and results of operations.

Our success depends to a significant extent upon the abilities and efforts of our management team, which was formed beginning in January 2005. Our success will depend upon our ability to retain key members of our management team and to hire new members as may be necessary. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining replacement personnel could have a similar effect. We do not maintain “key man” life insurance on any of our officers.

Risks associated with operating oceangoing vessels could negatively affect our business and reputation, which could adversely affect our revenues and stock price.

The operation of oceangoing vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Any of these circumstances or events could increase our costs or lower our revenues. Because we only have ten vessels in our Existing Fleet, loss or damage to any one or more of our vessels would have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends. In addition to any economic cost, the involvement of our vessels in an environmental disaster may harm our reputation. Our lack of operating history may increase these risks.

The operation of drybulk carriers has certain unique operational risks.

With a drybulk carrier, the cargo itself and its interaction with the ship may create operational risks. By their nature, drybulk cargoes are often heavy, dense and easily shifted, and they may react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels’ holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel’s bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may suffer damage and we may face unexpected costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of cash that we have available for dividends. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay costs not covered by our insurance.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance for the vessels of which we have taken delivery includes hull and machinery insurance, war risks insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance. We can give no assurance that we are adequately insured against all risks or that our insurers will pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, we may not be able to maintain or obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which increase our costs in the event of a claim or decrease any recovery in the event of a loss.

If we acquire additional drybulk carriers and those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We expect to acquire additional vessels in the future. A delay in the delivery of any of these vessels to us or the failure of the contract counterparty to deliver a vessel at all could cause us to breach our obligations under a related time charter and could adversely affect our earnings, our financial condition and the amount of dividends, if any, that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the cost of maintaining a vessel in good operating condition increases with the age of the vessel. Our Existing Fleet has a dwt weighted average age of approximately 6.3 years as of August 25, 2006. As our fleet ages, we will incur increased costs. Older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, including environmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment to our vessels and may restrict the type of activities in which our vessels may engage. We cannot assure you that, as our vessels age, market conditions will justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We may earn United States source income that is subject to tax, thereby reducing our earnings.

Under the U.S. Internal Revenue Code of 1986, or the Code, 50% of gross income attributable to shipping transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S. source shipping income. Such income generally will be subject to a 4% U.S. federal income tax without allowance for deduction, unless we qualify for an exemption from such tax under Section 883 of the Code. Our ability to qualify for the exemption at any given time will depend upon circumstances related to the ownership of our common stock at such time and thus are beyond our control. While we do not expect to have a material amount of gross income attributable to shipping transportation that begins or ends in the United States, we can give no assurance that we would qualify for the exemption under Section 883 with respect to any such income we earn. Moreover, we can give no assurance that the trading pattern of our ships will not change in the future. As a result, our liability for tax could become material and our net income and cash flow would be reduced by the amount of the applicable tax.

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. holders.

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC, and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our operations as of December 31, 2005, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Since we expect to derive substantially all of our income each year from the time chartering and voyage chartering activities of our wholly owned subsidiaries, we believe that the majority if not all of such income will be treated for relevant U.S. federal income tax purposes as services income, rather than rental income. Correspondingly, the majority if not all of such income should not constitute “passive income,” and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of that income, in particular our vessels, should not constitute passive assets for purposes of determining whether we are a PFIC in any taxable year.

The enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for a preferential rate of federal income taxation.

Legislation has been introduced in the United States Senate that would deny the preferential rate of federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements.

Consequently, if this legislation were enacted the preferential rate of federal income tax may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted.

Because we expect to generate all of our revenues in U.S. Dollars but may incur a portion of our expenses in other currencies, exchange rate fluctuations could hurt our results of operations.

We expect to generate all of our revenues in U.S. Dollars. We expect to incur a portion of our operating expenses in currencies other than U.S. Dollars. This difference could lead to fluctuations in net income due to changes in the value of the U.S. Dollar relative to the other currencies, in particular the Euro. Expenses, including extraordinary expenses, incurred in foreign currencies against which the U.S. Dollar falls in value will be higher in U.S. Dollar terms, resulting in a decrease in our operating income. We have not hedged against exchange-rate risk. Our operating results could suffer as a result.

We depend upon a limited number of customers for a large part of our revenues and the loss of one or more of these customers could adversely affect our financial performance.

We expect to derive a significant part of our revenue from a limited number of customers. If one or more of these customers terminates its charter or chooses not to recharter our vessel or is unable to perform under its charter with us and we are not able to find a replacement charter, or if a customer exercises certain rights to terminate the charter, we could suffer a loss of revenues that could adversely affect our financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a time charter for many different reasons, including if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise; or

•	the customer terminates the charter because we fail to deliver the vessel within a fixed period of time, the vessel is lost or damaged beyond repair, there are serious deficiencies in the vessel or prolonged periods of off-hire, or we default under the charter.

If we lose a key customer, we may be unable to obtain charters on comparable terms or may have increased exposure to the volatile spot market, which is highly competitive and subject to significant price fluctuations. The loss of any of our customers, time charters or vessels, or a decline in payments under our charters, could have a material adverse effect on our business, results of operations, financial condition and our ability to pay dividends.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations and to make dividend payments.

We are a holding company and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, or by Marshall Islands law, which regulates the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to declare or pay dividends. We do not intend to seek to obtain funds from other sources to pay dividends.

As we expand our business, we may need to improve our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

We are a recently formed company. Our current operating and financial systems may not be adequate as we continue operations and implement our plan to expand the size of our fleet, and our attempts to improve those systems may be ineffective. We cannot guarantee that we or our crewing agent will be able to hire suitable employees as we expand our fleet. This task will be made more difficult by our strategy of maintaining single nationality crews. If we or our crewing agent encounters business or financial difficulties, we may not be able to adequately staff our vessels. If we are unable to develop and maintain effective financial and operating systems or to recruit suitable employees as we expand our fleet, our financial performance may be adversely affected and, among other things, the amount of cash available for distribution as dividends to our shareholders may be reduced.

Risk Related to the Industry

The international drybulk shipping sector is extremely cyclical and volatile; these factors may lead to reductions and volatility in our charter hire rates, vessel values and results of operations.

The drybulk shipping industry is extremely cyclical with attendant volatility in charter hire rates and industry profitability. The degree of charter hire rate volatility among different types of drybulk carriers has varied widely, and charter hire rates for drybulk carriers are currently above historical averages. When we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected as we do not expect to be able to substantially lower our operating costs during periods of industry weaknesses. In addition, a decline in charter hire rates will likely cause the value of our vessels to decline. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our shareholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•	demand for and production of drybulk products;

•	global and regional economic conditions;

•	environmental and other regulatory developments;

•	the distance drybulk is to be moved by sea; and

•	changes in seaborne and other transportation patterns.

Factors that influence the supply of vessel capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	vessel casualties;

•	the number of vessels that are out of service;

•	the price of steel;

•	changes in environmental and other regulations that may limit the useful lives of vessels; and

•	port congestion.

We anticipate that the future demand for our drybulk carriers will be dependent upon, among other things, continued economic growth in the world’s economies, including China and India, and will be influenced by seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. We believe the capacity of the global drybulk carrier fleet will increase. If the supply of drybulk carrier capacity increases and the demand for drybulk carrier capacity does not increase or increases less quickly, the charter hire rates paid for our vessels could materially decline. Adverse economic, political, social or other developments could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

Charter hire rates in the drybulk sector are above historical averages and future growth will depend on continued economic growth in the world economy that exceeds the capacity of the growing world fleet’s ability to match it.

Charter hire rates for the drybulk sector are above historical averages. We anticipate that future demand for our drybulk carriers, and in turn our future charter hire rates, will be dependent upon continued economic growth in the world’s economy, particularly in China and India, and will be influenced by seasonal and regional changes in demand and changes in the capacity of the world’s fleet. We believe the capacity of the world’s fleet will increase and there can be no assurance that economic growth will continue. A decline in demand for commodities transported in drybulk carriers or an increase in supply of drybulk carriers could cause a decline in charter hire rates which could have a material adverse effect on our business, financial condition, results of operations and ability to pay dividends.

We may not be able to draw down the full amount under our revolving credit facility if the market value of our vessels declines.

The fair market value of drybulk vessels has generally experienced high volatility and market prices for secondhand drybulk carriers are currently above historical averages. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and age of vessels, applicable governmental regulations and the cost of newbuildings.

The terms of our new revolving credit facility include the requirement that, in connection with vessel acquisitions, amounts borrowed not exceed a specified percentage of the value of the vessels securing our obligations under the facility. If the value of our vessels declines because of the factors described in the previous paragraph or for any other reason, we might not be able to satisfy this requirement and, accordingly, may not be able to draw down funds to fund vessel acquisitions.

We may breach some of the covenants under our revolving credit facility if the market price of our vessels, which are currently above historical levels, declines.

Our revolving credit facility contains a covenant requiring that the aggregate market value of the vessels in our fleet at all times exceeds a specified percentage of the aggregate principal amount of debt outstanding under the facility. If the market value of our vessels decreases, we may breach some of the covenants contained in our revolving credit facility. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of a vessel is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could have a material adverse effect on our financial condition and results of operations.

Our substantial operations outside the United States expose us to political, governmental and economic instability, which could harm our operations.

Because our operations are primarily conducted outside of the United States, they may be affected by economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered. Future hostilities or political instability in regions where we operate or may operate could have a material adverse effect on our business, results of operations and ability to pay dividends. In addition, tariffs, trade embargoes and other economic sanctions by the United States or other countries against countries where our vessels trade may limit trading activities with those countries, which could also harm our business, financial condition, results of operations and ability to pay dividends.

Seasonal fluctuations in industry demand could adversely affect our operating results and the amount of available cash with which we can pay dividends.

We will operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect the amount of dividends, if any, that we pay to our shareholders from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. As a result, we expect our revenues to be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, we expect our revenues to be stronger in fiscal quarters ended December 31 and March 31. This seasonality could materially affect our business, financial condition, results of operations and ability to pay dividends.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flow and net income.

Our business and the operations of our vessels are regulated under international conventions, national, state and local laws and regulations in force in the jurisdictions in which our vessels operate, as well as in the country of their registration in order to protect against potential environmental impacts. As a result of highly publicized accidents in recent years, government regulation of vessels, particularly in the area of environmental requirements, can be expected to become more stringent in the future and could require us to incur significant capital expenditure on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. For example, various jurisdictions are considering regulating the management of ballast waters to prevent the introduction of non-indigenous species that are considered invasive. While we cannot in every instance predict the extent of the costs that will be required to comply with these requirements, environmental regulations should apply to all vessels registered in countries that have ratified the various conventions upon which such requirements are based, and should therefore apply to most of our competitors to the same extent as they apply to us.

These requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of or more costly insurance coverage for environmental matters or result in the denial of access to certain jurisdictional waters or ports, or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations, natural resource damages, personal injury and property damage claims in the event that there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations.

Violations of, or liabilities under, environmental requirements can result in substantial penalties, fines and other sanctions, including in certain instances, seizure or detention of our vessels. Events of this nature would have a material adverse impact on our financial condition, results of operations and our ability to pay dividends to our unit holders.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention.

A vessel must undergo Annual Surveys, Intermediate Surveys and Special Surveys. In lieu of a Special Survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is required to be drydocked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels does not maintain its class or fails any Annual Survey, Intermediate Survey or Special Survey, the vessel will be unable to trade between ports and will be unemployable. Moreover, as a result, we could be in violation of certain covenants in our revolving credit facility, all of which would negatively impact our revenues and liquidity.

The operation of our vessels is affected by the requirements set forth in the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners and ship managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. We have obtained our own ISM Code certification to operate our vessels.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could cause us to default on a charter, interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against one or more vessels in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes its owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes its charterer at dictated charter hire rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our business, financial condition, results of operations and ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends.

An economic slowdown in Asia could have a material adverse effect on our business, financial position and results of operations.

We expect that a significant number of the port calls made by our vessels will involve the loading or discharging of raw materials in ports in Asia. As a result, a negative change in economic conditions in any Asian country, particularly China or India, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, India and China have been some of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. We cannot assure you that such growth will be sustained or that the Chinese and Indian economies will not experience negative growth in the future. Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely affect economic growth in China, India and elsewhere. Our business, financial position, results of operations, ability to pay dividends, as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

World events could affect our results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001, the bombings in Spain on March 11, 2004 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world financial markets, which may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. In addition, political tensions or conflicts in the Asia Pacific Region, particularly involving China, may reduce the demand for our services. These uncertainties could also adversely affect our ability to obtain any additional financing or, if we are able to obtain additional financing, to do so on terms favorable to us. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our business, financial condition, results of operations and our ability to pay dividends.

USE OF PROCEEDS

The warrants and common stock, including the common stock issuable upon the exercise of the warrants, are being offered solely for the accounts of the selling holders. We will not receive any proceeds from the sale of these securities.

Proceeds received by the Company in connection with any exercise of the warrants will be used to finance or refinance the purchase price of the remaining vessels in the Acquisition Fleet and for working capital and other general corporate purposes.

DESCRIPTION OF THE WARRANTS

The following is a summary of certain provisions of our Class A Warrants. The following summary of the terms of the Class A Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Warrant Agreement governing the Class A Warrants, which is attached as an exhibit to the registration statement of which this prospectus is a part. As used in this section, the terms “us,” “we” or “our” refer to Quintana Maritime Limited and not to any of its subsidiaries.

General

Four Class A Warrants were issued together with one share of preferred stock in each unit offered in the private placement. The warrants will expire on May 11, 2009 (the “Warrant Expiration Date”) and each will entitle the holder thereof to purchase a share of our common stock. The holders of the warrants (the “Warrant Holders”) are entitled to exercise all or a portion of their warrants at any time on or prior to the Warrant Expiration Date, at which time all unexercised warrants will expire. Warrant Holders will have the option, in lieu of exercising their warrants in exchange for cash, to receive common stock with an aggregate market value equal to the difference between the then-current market price per share of the common stock and the exercise price of the warrants multiplied by the number of such shares.

No fractional shares of common stock will be issued upon exercise of the warrants. We will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Share less a corresponding fraction of the aggregate exercise price.

Holders of the warrants will have no right to vote on matters submitted to our stockholders and will have no right to receive dividends. Holders of the warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount than that to which they would otherwise be entitled as a result of any such bankruptcy case if they had exercised their warrants prior to the commencement of any such case.

Exercise

Each warrant is exercisable to purchase one share of our common stock at an exercise price of $8.00 subject to adjustments in certain circumstances.

Merger or Liquidation of the Company

In the event of any merger, consolidation or other combination of the Company with another entity, provision must be made for Warrant Holders to receive, upon the exercise of warrants and in lieu of shares of common stock, such cash, securities or assets as would be issued or paid in respect of shares of our common stock upon such merger, consolidation or other combination. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, upon the exercise of such warrants, each warrant holder shall be entitled to share, with respect to the shares of common stock issued upon exercise of his warrants, equally and ratably in any cash or non-cash distributions payable to holders of common stock of the Company. Warrant holders will not be entitled to receive payment of any such distribution until payment of the exercise price is made, and the warrant is surrendered.

Anti-Dilution Adjustments

The number of shares of our common stock issuable upon exercise of a warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

•	shares of the Company’s capital stock (including common stock);

•	options, warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock or other securities or property of the Company at an exercise price below fair market value; or

•	evidences of indebtedness or assets of the Company.

An adjustment will also be made in the event of a combination, subdivision or reclassification of the common stock. Adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be more than one percent.

Amendment

From time to time, we, without the consent of the holders of the warrants, may amend or supplement the warrant for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant that has a material adverse effect on the interests of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon the exercise of the warrants purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrant).

Reservation of Shares

We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of our common stock, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and amended and restated bylaws are attached as exhibits to the registration statement of which this prospectus is a part.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Under our articles of incorporation, our authorized capital stock consists of 100 million shares of common stock, par value $.01 per share, of which 49,717,717 shares were issued and outstanding as of August 16, 2006 and 7,954,452 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of August 16, 2006. After giving effect to the exercise of the Class A Warrants, we would have outstanding 57,899,949 shares of common stock, no shares of preferred stock and no warrants. All of our shares of stock are in registered form.

Common Stock

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all or our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders or our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Authorized but Unissued Capital Stock

The BCA does not require shareholders’ approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Global Market, which will apply so long as our common stock is quoted on the Nasdaq Global Market and we are not treated as a foreign private issuer, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding number of shares of our common stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Certain provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Removal of Directors; Vacancies

Our amended and restated bylaws provide that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated bylaws also provide that any vacancies on our board of directors and newly created directorships will be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum.

No Cumulative Voting

The BCA provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated articles of incorporation provides otherwise. Our amended and restated articles of incorporation prohibit cumulative voting.

Calling of Special Meetings of Shareholders

Our amended and restated bylaws provide that, unless otherwise prescribed by statute, special meetings of our shareholders may be called only by the chairman of our board, our president or by resolution of our board of directors and shall be called by our president or secretary upon the written request of at least 10% in interest of the shareholders entitled to vote at the meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the company first mailed its proxy materials for the previous year’s annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Amendments to Our Amended and Restated Bylaws

Our amended and restated articles of incorporation grants our board of directors the authority to amend and repeal our bylaws without a shareholder vote in any manner not inconsistent with the laws of the Marshall Islands. Shareholders may amend and repeal our bylaws at an annual or special meeting by affirmative vote of a majority of our shares of stock entitled to vote at the meeting.

“Blank Check” Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue shares of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Shareholder Action by Written Consent

Our amended and restated bylaws permit shareholder action by unanimous written consent.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company’s shares are primarily traded on a local or national securities conversion. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance policies are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent

The registrar and transfer agent for the common stock is Computershare Investor Services LLC.

Listing

Our common stock is listed for quotation on the Nasdaq Global Market under the symbol “QMAR.”

SELLING HOLDERS

This prospectus covers the offering for resale of up to 8,182,232 warrants and 33,751,707 shares of common stock (which includes those shares of common stock issuable upon exercise of the warrants) by selling holders. Unless otherwise indicated, each of the selling holders acquired its warrants and shares of common stock in connection with our May 11, 2006 private placement. We and the selling holders entered into a registration rights agreements in connection with the private placement. We are registering the warrants and the shares of common stock described below pursuant to such registration rights agreement.

No offer or sale may be made by a holder unless that holder is listed in the table below. The selling holders may sell all, some or none of the warrants or shares of common stock covered by this prospectus. Please read “Plan of Distribution.”

The following tables set forth certain information with respect to the selling holders, including:

(i) the name of each selling holder;

(ii) the number of warrants and shares of common stock (including those shares of common stock issuable upon the exercise of the warrants) beneficially owned by such selling holder prior to the offering;

(iii) the maximum number of warrants and common shares of stock (including those shares of common stock issuable upon the exercise of the warrants) to be offered by such selling holder hereby; and

(iv) the number of warrants and shares of common stock (including those shares of common stock issuable upon the exercise of the warrants) to be beneficially owned by such selling holder assuming all of the shares of such selling holder covered by this prospectus are distributed in the offering.

The warrants and common stock (including the shares of common stock issuable upon the exercise of the warrants) offered by this prospectus may be offered from time to time by the selling holders named below. We have prepared the table and the related notes based on information supplied to us by the selling holders. We have not sought to verify such information. Additionally, some or all of the selling holders may have sold or transferred some or all of the securities listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling holders may change over time as it is possible, that the selling holders may acquire or dispose of warrants or shares of common stock from time to time after the date of this prospectus.

Unless otherwise indicated, the selling holders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors, other than as a holder, during the past three years.

	Warrants Owned			Percentage of
	Before the	Total Warrants	Warrants Owned	Class Owned
Selling Holder	Offering	Hereby Offered	After the Offering	After the Offering

ADAR Investment Fund Ltd(1)	320,000	320,000	0	0
AMCI Acquisition II, LLC(2)	426,668	426,668	0	0
Capital Ventures International	86,000	86,000	0	0
Cascata Long/Short Fund, LP(3)	4,268	4,268	0	0
CastleRigg Master Investments Ltd.(4)	213,336	213,336	0	0
Corbin J. Robertson, III(5)	42,668	42,668	0	0
Coronado Fund LLC(6)	8,000	8,000	0	0
Crescent International Ltd.(7)	21,360	21,360	0	0

	Warrants Owned			Percentage of
	Before the	Total Warrants	Warrants Owned	Class Owned
Selling Holder	Offering	Hereby Offered	After the Offering	After the Offering

DKR Soundshore Oasis Holding Fund Ltd.(8)	42,668	42,668	0	0
Fiduciary Opportunity Fund, LLC(9)	21,336	21,336	0	0
Fort Mason Master, LP(10)	240,412	240,412	0	0
Fort Mason Partners, LP(10)	15,588	15,588	0	0
Frank Russell Company Limited Multi-Style Multi-Manager Fund(6)	5,600	5,600	0	0
Frank Russell Investment Aggressive Equity Fund(6)	11,600	11,600	0	0
Frank Russell Investments (Cayman) Limited(6)	26,000	26,000	0	0
Freestone Opportunity Partners	213,336	213,336	0	0
FR X Offshore, L.P.(11)	640,000	640,000	0	0
Glencore Finance AG	512,000	512,000	0	0
HFR ED Kaia Master Trust(12)	43,400	43,400	0	0
HFR Ed Opportunity II Master Trust	9,492	9,492	0	0
HHMI Investments, L.P.(13)	31,460	31,460	0	0
HOFF Ltd.	133,120	133,120	0	0
Iroquois Master Fund, Ltd.(14)	64,000	64,000	0	0
Jacobe Partners, L.P.(15)	80,000	80,000	0	0
JGB Capital L.P.(16)	25,600	25,600	0	0
JGB Capital Offshore Ltd.(16)	6,400	6,400	0	0
Kaia Offshore Partners Ltd.(12)	37,000	37,000	0	0
Kaia Partners 1 LP(12)	15,600	15,600	0	0
King Street Acquisition Company, L.L.C.(17)	888,892	888,892	0	0
KS Capital Partners, LP	26,456	26,456	0	0
KS International, Inc.	16,216	16,216	0	0
Leonidas Opportunity Fund LP(18)	64,000	64,000	0	0
Millennium Partners, L.P.(19)	426,668	426,668	0	0
MotherRock Energy Master Fund Ltd.(20)	170,668	170,668	0	0
MSS Distressed & Opportunity 1	1,760	1,760	0	0
Nicholas Applegate Capital Management US Small Cap Value Fund(6)	88,800	88,800	0	0
Nite Capital LP(21)	17,068	17,068	0	0
Oceanic Hedge Fund	341,336	341,336	0	0
Pacific Century Trust #2(6)	99,600	99,600	0	0
Pacific Gas and Electric Company Bargained VEBA(6)	8,800	8,800	0	0
Pacific Gas and Electric Company Retirement Plan Master Trust(6)	71,600	71,600	0	0

	Warrants Owned			Percentage of
	Before the	Total Warrants	Warrants Owned	Class Owned
Selling Holder	Offering	Hereby Offered	After the Offering	After the Offering

Para Focus L.P.	896	896	0	0
Para International Fund, Ltd.	46,064	46,064	0	0
Para Investors L.P.	14,332	14,332	0	0
Para Partners L.P.	53,688	53,688	0	0
Plutus Transeo Fund LP	106,668	106,668	0	0
Portside Growth and Opportunity Fund(22)	213,336	213,336	0	0
Premier RENN US Emerging Growth Fund Ltd.(23)	42,668	42,668	0	0
Quintana Maritime Partners, L.P.(24)	640,000	640,000	0	0
Renaissance US Growth Investment Trust PLC(23)	42,668	42,668	0	0
Royal Bank of Canada	64,000	64,000	0	0
Royal Bank of Canada by its Agent RBC Capital Markets Corporation	42,668	42,668	0	0
Scoggin Capital Management, LP II	32,000	32,000	0	0
Scoggin International Fund, Ltd.	32,000	32,000	0	0
SF Capital Partners Ltd.(25)	213,336	213,336	0	0
Stamatis Molaris(26)	7,468	7,468	0	0
Swank MLP Convergence Fund, LP(27)	213,336	213,336	0	0
The Dalrymple Global Resources Fund, LP(27)	21,336	21,336	0	0
The Hummingbird Microcap Value Fund, L.P.(28)	51,200	51,200	0	0
The Hummingbird Value Fund, LP(28)	34,136	34,136	0	0
The Jay Goldman Master Limited Partnership	53,336	53,336	0	0
The Ospraie Portfolio Ltd.(29)	320,000	320,000	0	0
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	11,844	11,844	0	0
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	94,824	94,824	0	0
UBS O’Connor LLC fbo O’Connor PIPEs Corporate Strategies Master Limited	85,332	85,332	0	0
UBS/Para Fund LLC	44,436	44,436	0	0
Walker Smith Capital (QP), L.P.(13)	53,740	53,740	0	0
Walker Smith Capital L.P.(30)	9,500	9,500	0	0
Walker Smith International Fund, Ltd.(30)	80,484	80,484	0	0

	Warrants Owned			Percentage of
	Before the	Total Warrants	Warrants Owned	Class Owned
Selling Holder	Offering	Hereby Offered	After the Offering	After the Offering

WS Opportunity Fund (QP), L.P.(30)	9,340	9,340	0	0
WS Opportunity Fund International, Ltd.(30)	18,032	18,032	0	0
WS Opportunity Fund, L.P.(30)	10,788	10,788	0	0

	Common Stock	Total Common	Common Stock
	Owned Before	Stock Hereby	Owned After
	the Offering	Offered	the Offering	Percentage of
	(Assuming the	(Assuming the	(Assuming the	Class Owned
	Exercise of the	Exercise of the	Exercise of the	After the
Selling Holder	Warrants)	Warrants)	Warrants)	Offering

ADAR Investment Fund Ltd.(1)	1,714,084	1,320,000	394,084	*
AMCI Acquisition II, LLC(2)	2,347,783	1,760,005	587,778	1.01%
Capital Ventures International	440,750	354,750	86,000	*
Cascata Long/Short Fund, LP(3)	17,605	17,605	0	0
CastleRigg Master Investments Ltd.(4)	880,011	880,011	0	0
Corbin J. Robertson, III(5)	540,932	176,005	364,027	*
Coronado Fund LLC(6)	33,000	33,000	0	0
Crescent International Ltd.(7)	88,110	88,110	0	0
DKR Soundshore Oasis Holding Fund Ltd.(8)	176,005	176,005	0	0
Fiduciary Opportunity Fund, LLC(9)	88,011	88,011	0	0
Fort Mason Master, LP(10)	991,699	991,699	0	0
Fort Mason Partners, LP(10)	64,300	64,300	0	0
Frank Russell Company Limited Multi-Style Multi-Manager Fund(6)	23,100	23,100	0	0
Frank Russell Investment Aggressive Equity Fund(6)	47,850	47,850	0	0
Frank Russell Investments (Cayman) Limited(6)	107,250	107,250	0	0
Freestone Opportunity Partners	880,011	880,011	0	0
FR X Offshore, L.P.(11)	5,712,395	2,640,000	3,072,395	6.4%
Glencore Finance AG	2,112,000	2,112,000	0	0
HFR ED Kaia Master Trust(12)	179,025	179,025	0	0
HFR Ed Opportunity II Master Trust	39,154	39,154	0	0
HHMI Investments, L.P.(13)	129,772	129,772	0	0
HOFF Ltd.	549,120	549,120	0	0
Iroquois Master Fund, Ltd.(14)	264,000	264,000	0	0
Jacobe Partners, L.P.(15)	330,000	330,000	0	0
JGB Capital L.P.(16)	105,600	105,600	0	0
JGB Capital Offshore Ltd.(16)	26,400	26,400	0	0
Kaia Offshore Partners Ltd.(12)	152,625	152,625	0	0
Kaia Partners 1 LP(12)	64,350	64,350	0	0
King Street Acquisition Company, L.L.C.(17)	3,666,679	3,666,679	0	0

	Common Stock	Total Common	Common Stock
	Owned Before	Stock Hereby	Owned After
	the Offering	Offered	the Offering	Percentage of
	(Assuming the	(Assuming the	(Assuming the	Class Owned
	Exercise of the	Exercise of the	Exercise of the	After the
Selling Holder	Warrants)	Warrants)	Warrants)	Offering

KS Capital Partners, LP	109,131	109,131	0	0
KS International, Inc.	66,891	66,891	0	0
Leonidas Opportunity Fund LP(18)	264,000	264,000	0	0
Millennium Partners, L.P.(19)	1,760,005	1,760,005	0	0
MotherRock Energy Master Fund Ltd.(20)	704,005	704,005	0	0
MSS Distressed & Opportunity 1	7,260	7,260	0	0
Nicholas Applegate Capital Management US Small Cap Value Fund(6)	366,300	366,300	0	0
Nite Capital LP(21)	70,405	70,405	0	0
Oceanic Hedge Fund	1,408,011	1,408,011	0	0
Pacific Century Trust #2(6)	410,850	410,850	0	0
Pacific Gas and Electric Company Bargained VEBA(6)	36,300	36,300	0	0
Pacific Gas and Electric Company Retirement Plan Master Trust(6)	295,350	295,350	0	0
Para Focus L.P.	3,696	3,696	0	0
Para International Fund, Ltd.	190,014	190,014	0	0
Para Investors L.P.	59,119	59,119	0	0
Para Partners L.P.	221,463	221,463	0	0
Plutus Transeo Fund LP	440,005	440,005	0	0
Portside Growth and Opportunity Fund(22)	880,011	880,011	0	0
Premier RENN US Emerging Growth Fund Ltd.(23)	176,005	176,005	0	0
Quintana Maritime Partners, L.P.(24)	5,080,116	2,640,000	2,440,116	4.2%
Renaissance US Growth Investment Trust PLC(23)	176,005	176,005	0	0
Royal Bank of Canada	264,000	264,000	0	0
Royal Bank of Canada by its Agent RBC Capital Markets Corporation	176,005	176,005	0	0
Scoggin Capital Management, LP II	132,000	132,000	0	0
Scoggin International Fund, Ltd.	132,000	132,000	0	0
SF Capital Partners Ltd.(25)	880,011	880,011	0	0
Stamatis Molaris(26)	315,805	30,805	285,000	*
Swank MLP Convergence Fund, LP(27)	880,011	880,011	0	0
The Dalrymple Global Resources Fund, LP(27)	88,011	88,011	0	0
The Hummingbird Microcap Value Fund, L.P.(28)	211,200	211,200	0	0
The Hummingbird Value Fund, LP(28)	140,811	140,811	0	0
The Jay Goldman Master Limited Partnership	220,011	220,011	0	0
The Ospraie Portfolio Ltd.(29)	2,454,500	1,320,000	1,134,500	1.95%

	Common Stock	Total Common	Common Stock
	Owned Before	Stock Hereby	Owned After
	the Offering	Offered	the Offering	Percentage of
	(Assuming the	(Assuming the	(Assuming the	Class Owned
	Exercise of the	Exercise of the	Exercise of the	After the
Selling Holder	Warrants)	Warrants)	Warrants)	Offering

UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage II Master Limited	48,856	48,856	0	0
UBS O’Connor LLC fbo O’Connor Global Convertible Arbitrage Master Limited	391,149	391,149	0	0
UBS O’Connor LLC fbo O’Connor PIPEs Corporate Strategies Master Limited	351,994	351,994	0	0
UBS/Para Fund LLC	183,298	183,298	0	0
Walker Smith Capital (QP), L.P.(13)	221,677	221,677	0	0
Walker Smith Capital L.P.(30)	107,787	39,187	68,600	*
Walker Smith International Fund, Ltd.(30)	845,512	331,996	513,516	*
WS Opportunity Fund (QP), L.P.(30)	85,727	38,527	47,200	*
WS Opportunity Fund International, Ltd.(30)	193,582	74,382	119,200	*
WS Opportunity Fund, L.P.(30)	120,600	44,500	76,100	*

(*)	Less than 1%.

(1)	Each of Yehuda Blinder and Abby Flamholz may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(2)	AMCI Acquisition II, LLC is limited liability company indirectly controlled by Hans J. Mende. Mr. Mende has been a member of our board of directors since April 2005.

(3)	Chris Cuzalina may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(4)	Sandell Asset Management Corp. (“SAMC”), is the investment manager of Castlerigg Master Investments Ltd. (“Master”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the securities beneficially owned by Master. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“Holdings”). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(5)	Corbin J. Robertson III has been a member of our board of directors since our formation in January 2005.

(6)	Nicholas-Applegate Capital Management LLC (“Nicholas-Applegate”) is an investment adviser registered under the Investment Advisers Act of 1940. Nicholas-Applegate is an affiliate of Nicholas-Applegate Securities LLC, a limited purpose broker-dealer registered with the NASD effective April 1993. Nicholas-Applegate Securities LLC was organized in December 1992 for the sole purpose of distributing mutual funds sponsored by Nicholas-Applegate. The selling holder has delegated full investment authority to Nicholas-Applegate, as investment adviser, over these securities, including full dispositive power. The Chief Investment Officer of Nicholas-Applegate is Horacio A. Valeiras, CFA who, in such capacity, has oversight authority over all portfolio managers at Nicholas-Applegate. To the knowledge of Nicholas-Applegate, the securities listed herein were not acquired as compensation for employment, underwriting, or any other services performed by the selling security holder for the benefit of the issuer.

(7)	Maxi Brezzi and Bachir Taleb-Ibrahimi, in their capacity as managers of Cantara (Switzerland) SA, the investment advisor to Crescent International Ltd., may be deemed to have voting control and investment discretion over the securities owned by Crescent International Ltd. Messrs. Brezzi and Taleb-Ibrahimi disclaim beneficial ownership of such securities.

(8)	The investment manager of DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”) is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting any shares held by the Fund. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for trading with respect to the Fund. Mr. Fischer disclaims beneficial ownership of the shares.

(9)	Charles D. Walbrant may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(10)	The securities listed herein are owned by Fort Mason, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(11)	Each of FR X Offshore GP Limited (“Offshore Ltd”), FR X Offshore GP, L.P. (“Offshore GP”), and FR X Offshore, L.P. (“Offshore LP”) may be deemed to beneficially own the indicated shares. Offshore GP is the general partner of Offshore LP and may be deemed to share beneficial ownership of the shares of common stock beneficially owned by Offshore LP. Offshore Ltd, as the general partner of Offshore GP, may also be deemed to share beneficial ownership of the shares of common stock beneficially owned by Offshore LP. Joseph R. Edwards, a member or our board of directors since April 2005, is a director of First Reserve Corporation. Mr. Edwards disclaims beneficial ownership of securities beneficially owned by the Offshore Ltd, Offshore GP, and Offshore LP.

(12)	Each of Oded Levy, Mark Neuman and Jack Alfandary may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(13)	Reid S. Walker and G. Stacy Smith may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(14)	Joshua Silverman may be deemed to have voting and dispositive power with respect to the securities held by the selling holder. Joshua Silverman disclaims beneficial ownership of the securities held by the selling holder.

(15)	Ronald H. Jacobe, Jr., as manager of Jacobe Investments LLC, has investment power with respect to the preferred stock, warrants and common stock (issuable upon conversion of the preferred stock and exercise of the warrants) held by Jacobe Partners, L.P.

(16)	Brett Cohen may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(17)	King Street Acquisition Company, L.L.C. holds the securities of the Company on behalf of King Street Capital, L.P., King Street Capital, Ltd. and King Street Institutional, Ltd. Each of Brian J. Higgns and O. Francis Biondi, Jr. may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(18)	Each of Lyron Bentovim and Russ Silvestri may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(19)	Millennium Management, L.L.C., a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and, consequently, may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be considered the beneficial owner of any securities deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the of the Company’s preferred stock, warrants and common stock (issuable upon conversion of the preferred stock and exercise of the warrants) owned by Millennium Partners, L.P.

(20)	J. Robert Collins, as managing member of MotherRock LP, the investment manager of MotherRock Energy Master Fund Ltd., may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(21)	Keith A. Goodman may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(22)	Ramius Capital Group, LLC (Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4s & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities.

(23)	Russell Cleveland is President of RENN Capital Group, Inc. which serves as investment adviser to Premier RENN US Emerging Growth Fund Ltd. and may be deemed to have voting and dispositive power with respect to the securities owned by the selling holder.

(24)	Quintana Maritime Partners, L.P. is a limited partnership indirectly controlled by Corbin J. Robertson, Jr. in his capacity as the sole stockholder of QMP Inc., the general partner of Quintana Maritime Partners, L.P. Mr. Robertson has been the non-executive chairman of our board of directors since our formation in January 2005.

(25)	Michael A. Roth and Brian J. Stark share voting and dispositive power with respect to the securities held by the selling holder.

(26)	Stamatis Molaris has served as our chief executive officer since February 2005, has served as our president since May 2005 and has been a member of our board of directors since June 2005.

(27)	Jerry V. Swank, as managing partner, may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(28)	Paul Sonkin may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

(29)	Pursuant to an investment management agreement, Ospraie Management, LLC (“Ospraie Management”) serves as investment manager to The Ospraie Portfolio Ltd. (“Ospraie”). As such, Ospraie Management has been granted investment discretion over portfolio investments held for the account of Ospraie. Ospraie Holding I, L.P. (“Ospraie Holding”) is the managing member of Ospraie Management. Ospraie Management, Inc. (“Ospraie Inc.”) is the general partner of Ospraie Holding. Mr. Dwight Anderson is the President and controlling equity owner of Ospraie Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Ospraie. Mr. Anderson disclaims any beneficial ownership in such securities except to the extent of any pecuniary interest therein.

(30)	Reid S. Walker, G. Stacy Smith and Patrick Walker may be deemed to have voting and dispositive power with respect to the securities held by the selling holder.

TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax and Marshall Islands tax considerations relevant to an investment decision by U.S. Holders and Non-U.S. Holders, as defined below, with respect to our warrants and common stock, including the common stock issuable upon the exercise of the warrants. This discussion does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding the units or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase warrants or common stock in connection with an offering governed by this prospectus. We encourage you to consult your own tax advisor concerning the tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our warrants or common stock.

U.S. Federal Income Tax Considerations

The following discussion of U.S. federal income tax matters is based on the Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of our business as described in this prospectus and on certain representations made by us to our U.S. counsel and assumes that we conduct our business as described herein and in such representations. References in the following discussion to “we” and “us” are to Quintana Maritime Limited and its subsidiaries on a consolidated basis.

U.S. Federal Income Taxation of Our Company

Taxation of Operating Income: In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a non-U.S. corporation is subject to U.S. federal income taxation in respect of any income it earns that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not currently engaging in transportation that produces income considered to be 100% from sources within the United States and do not expect to do so in the future.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

In the absence of exemption from tax under Section 883 of the Code, our U.S.-source shipping income would be subject to either a 4% gross basis tax (i.e., a tax imposed without allowance for deductions) or net income taxation and branch profits taxation in the United States as described below.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder (the “Section 883 regulations”), a non-U.S. corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

(1)	it is organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States; and

(2)	Either

(a)	more than 50% of the value of its stock is owned, directly or indirectly, by individuals who are “residents” of its country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,”

(b)	it is a “controlled foreign corporation,” or CFC, and satisfies certain other requirements, to which, collectively, we refer as the “CFC Test,” or

(c)	its stock is “primarily traded” and “regularly traded” on an established securities market in its country of organization, in another country that grants an “equivalent exemption” to U.S. domestic corporations, or in the United States, which we refer to as the “Publicly Traded Test.”

While the Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are organized, grants an “equivalent exemption” to U.S. corporations, we do not expect to meet either the CFC Test or the 50% Ownership Test for the current year but we currently anticipate we will be able to satisfy the Publicly Traded Test for the current year.

Publicly Traded Test

Treasury Regulations promulgated under Section 883 provide, for purposes of determining whether a non-U.S. corporation meets the Publicly Traded Test, that a class of stock of such corporation will be considered to be “primarily traded” on an established securities market in the United States or another country if the number of shares of such class that are traded during any taxable year on all established securities markets in such country exceeds the number of shares in such class that are traded during that year on established securities markets in any other single country. Our common stock is the only class of stock outstanding and is traded only on the Nasdaq Global Market.

Under the Section 883 regulations, a non-U.S. corporation’s stock will be considered to be “regularly traded” on an established securities market if one or more classes of stock of the corporation representing more than 50% of the corporation’s outstanding shares by both voting power and value are listed on the market. Further, with respect to each class of stock relied upon to meet this requirement, (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in any short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Our common stock represents more than 50% of our outstanding shares by both voting power and value, and we believe we will satisfy the trading frequency and trading volume tests for the current year with respect to our common stock. Moreover, the Section 883 regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States and such stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the Section 883 regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own at least 5% of the vote and value of such class of stock, to which we refer as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who actually or constructively own 5% or more of our stock, or “5% Shareholders,” the regulations permit us to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the U.S. Securities and Exchange Commission, or the “SEC,” as having a 5% or greater beneficial interest in our common stock. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

In the event the 5 Percent Override Rule is triggered, the regulations provide that the Section 883 exemption may still apply if we can establish that among the closely held group of 5% Shareholders, there are sufficient 5% Shareholders that are considered to be residents of a foreign country that grants an “equivalent exemption” to corporations organized in the United States, or “qualified shareholders,” to preclude other, non-qualified shareholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year. Under the Section 883 regulations, U.S. persons are not qualified shareholders.

We believe that our 5% Shareholders currently include only Neuberger Berman Inc., WS Capital, L.L.C. and affiliates of Mr. Robertson and First Reserve and that, after giving effect to the conversion of the preferred stock and the exercise of the warrants, we anticipate that these 5% Shareholders will together own approximately 18.7% of our common stock. Accordingly, we currently anticipate we will not be subject to the 5 Percent Override Rule and will be able to satisfy the Publicly Traded Test for the current year.

However, there can be no assurance that Neuberger Berman Inc., WS Capital, L.L.C. and affiliates of each of Mr. Robertson and First Reserve together with other 5% Shareholders will not acquire and own 50% or more of our common stock for the current or any future year. If the 5 Percent Override Rule is triggered, we will have significant difficulty establishing that there are sufficient qualified shareholders among our 5% Shareholders to satisfy the foregoing exception to the 5 Percent Override Rule. Therefore, we can give no assurance that we will satisfy the Publicly Traded Test, in which case we will not qualify for the Section 883 exemption.

Taxation of U.S.-Source Shipping Income

To the extent the benefits of Code Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum rate of U.S. federal income tax on our shipping income (unreduced by any allocable deductions) would never exceed 2% of such income under the 4% gross basis tax regime.

To the extent the benefits of the Code Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid that is attributable to the conduct of a U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

•	assuming none of our income is from bareboat chartering activities, substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our warrants or common stock that

•	is (i) an individual U.S. citizen or resident, (ii) a corporation or other entity taxable as a corporation, for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust has a valid election in effect to be treated as a U.S. person), and

•	owns our warrants or common stock as a capital asset, generally, for investment purposes.

If a partnership holds our warrants or common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership that will hold warrants or common stock, you are urged to consult your tax advisor.

Please note that the discussion of the U.S. federal income tax consequences of purchase, ownership and disposition of our warrants and common stock immediately below is subject in full to the discussion of consequences of passive foreign investment company status that follows.

Exercise, Sale, Retirement or Other Taxable Disposition of Warrants

Neither we nor a holder of a warrant will recognize gain or loss as a result of the holder’s receipt of our common stock upon exercise of a warrant. A holder’s adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the holder’s adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant. If the warrants lapse without exercise, the holder will recognize capital loss in the amount equal to the holder’s adjusted tax basis in the warrants. A taxpayer’s holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.

Upon the sale, retirement or other taxable disposition of a warrant, the holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the holder’s tax basis in the warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, holders of the warrants may be treated as having received a constructive distribution, which may be taxable to the holders as a dividend.

Common Stock

Distributions on Common Stock

Any distributions made by us with respect to our common stock issued to a U.S. Holder generally will constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his common stock and thereafter as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will be treated as “passive income” for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates (generally, through 2010) provided that (1) such common stock is readily tradable on an established securities market in the United States (such as the Nasdaq Global Market); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

We note that legislation has been proposed in the U.S. Senate that would deny the preferential rate of federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted the preferential rate of federal income tax imposed on qualified dividend income may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted. Any dividends paid on our common shares that are not eligible for the preferential rate will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend”— generally, a dividend paid by us in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of common stock. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or conversion of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder generally will recognize taxable gain or loss upon a sale, conversion or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, conversion or other disposition and the U.S. Holder’s tax basis in such stock. Subject to the discussion of extraordinary dividends above, such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, conversion or other disposition. Such gain or loss generally will be treated as U.S.-source income or loss, as applicable, for purposes of computing any allowable U.S. foreign tax credit. Long-term capital gains of U.S. Individual Holders currently are eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder who holds stock or warrants in a non-U.S. corporation classified as a passive foreign investment company or “PFIC” for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our warrants or common stock, either

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or

•	at least 50% of the average value of our assets (determined on the basis of a quarterly average) during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we generally will be treated as earning and owning our proportionate share of the income and assets, respectively, of our subsidiaries. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income generally would constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. While there are uncertainties involved in this determination, we believe that we should not be treated as a PFIC based on the composition of our assets, the source of our income, the nature of our chartering activities and other operations and the time charters under which we operate.

Specifically, we believe that the gross income we derive from our time chartering and voyage chartering activities should be considered services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a PFIC. There is substantial legal authority supporting this position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the IRS or a court could disagree with this position. In addition, there is no assurance that the nature of our assets, income and operations will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder of our stock would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

If we were treated as a PFIC for any taxable year and a U.S. Holder of our stock makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received by the Electing Holder from us. The Electing Holder’s adjusted tax basis in his stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the stock and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, conversion or other disposition of our stock. A U.S. Holder would make a QEF election by filing one copy of IRS Form 8621 with his U.S. federal income tax return. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.

Taxation of U.S. Holders Making a “Mark-to-Market” Election With Respect to Our Common Stock

As an alternative to a QEF Election, if we were treated as a PFIC for any taxable year and, as we anticipate, our common stock is treated as “marketable stock,” a U.S. Holder that owns our common stock would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income for each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder’s adjusted tax basis in the common stock. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common stock over the fair market value of such stock at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in his common stock would be adjusted to reflect any such income or loss amount taken into account. Gain realized on the sale, conversion or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, conversion or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not or is not eligible to make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, conversion or other disposition of our stock or warrants. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the stock or warrants;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If we are a PFIC and a Non-Electing Holder who is an individual dies while owning our stock or warrants, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock or warrants.

CFC Classification and Significant Tax Consequences

We will be a controlled foreign corporation, or CFC, for U.S. federal income tax purposes if more than 50% of our common stock is owned directly, indirectly or constructively by U.S. persons each of whom directly, indirectly or constructively owns 10% or more of such common stock, which persons we refer to as “10% U.S. Owners.” 10% U.S. Owners are treated as receiving current distributions of their share of certain income of the CFC (not including, under current law, certain undistributed earnings attributable to shipping income) without regard to any actual distributions and are subject to other burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to owners of a PFIC. Although we believe we are not currently a CFC, U.S. persons purchasing a substantial interest in us should consider the potential implications of being treated as 10% Owners in the event we become a CFC in the future.

U.S. Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock or warrants (other than a partnership) that is not a U.S. person is referred to herein as a “Non-U.S. Holder.”

Distributions on Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on distributions received from us with respect to our common stock, unless the income realized on such distributions is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to such income, that income generally will be taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange, Redemption or Other Disposition of Common Stock or Warrants

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, conversion or other disposition of our common stock or warrants, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common stock or warrants, including dividends and the gain from the sale, conversion, redemption or other disposition that is effectively connected with the conduct of that trade or business generally will be determined and will be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or payments of the proceeds of a disposition of shares of common stock or warrants made within the United States to a non-corporate U.S. Holder will be subject to information reporting requirements. Such payments to a non-corporate U.S. Holder also may be subject to backup withholding, if the non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on dividend payments within the United States by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable. A Non-U.S. Holder who effects the sale of his shares of common stock or warrants by or through a U.S. office of a broker is subject to both information reporting and backup withholding on the payment of the proceeds unless he certifies that he is not a U.S. person, under penalties of perjury, or otherwise establishes an exemption. If a Non-U.S. Holder sells his shares of common stock or warrants through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if such a holder sells his shares of common stock or warrants through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information requirements will not apply, however, if the broker has documentary evidence in its records that such holder is a non-U.S. person and certain other conditions are met, or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed such taxpayer’s U.S. federal income tax liability by filing a refund claim with the Internal Revenue Service.

Marshall Islands Tax Considerations

Based on advice of counsel, the following are the material Marshall Islands tax consequences of our activities to us and holders of our common stock and warrants. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

PLAN OF DISTRIBUTION

There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the securities by the selling holders. The selling holders may sell the securities being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. This prospectus also covers the shares of common stock issuable upon the exercise of the warrants by persons other than the selling holders named in this prospectus.

The selling holders may sell some or all of the securities in transactions involving broker-dealers, who may act solely as agent and/or may acquire securities as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling holders (and, purchaser or purchasers), such commissions may be at negotiated rates where permissible. Participating broker-dealers may agree with the selling holders to sell a specified number of securities at a stipulated price per common unit and, to the extent such broker-dealer is unable to do so acting as an agent for the selling holders, to purchase as principal any unsold securities at the price required to fulfill the broker-dealer’s commitment to the selling holders. In addition or alternatively, securities may be sold by the selling holders, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq Global Market, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire securities as principal may thereafter resell the securities from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq Global Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with the resales may pay to or receive commissions from the purchaser of the securities.

In connection with offerings pursuant to this prospectus and in compliance with applicable law, underwriters, brokers or dealers, if any, may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers, if any, may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers, if any, may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters, if any, may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in a prospectus supplement. In that event, the discounts and commissions the selling holders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or out affiliates in the ordinary course of their businesses.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We are obligated to pay all of the cost and expenses of the selling holders in connection with the registration, and any offering, of the securities registered by the selling holders, other than underwriting discounts, selling commissions or transfer taxes.

Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

VALIDITY OF THE SHARES

The validity of the common stock and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Seward & Kissel LLP, New York, New York. Certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Vinson & Elkins L.L.P. may rely on the opinions of Seward & Kissel LLP with respect to matters of Marshall Islands law contained therein.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and in accordance with its requirements file annual and quarterly reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected, and copies of these materials may be obtained upon payment of the prescribed fees, at the SEC’s Public Reference Section, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain more information on the operation of the SEC’s Public Reference Section by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of these materials with the Commission through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Quintana Maritime Limited
Pandoras 13 and Kyprou Street
166 74 Glyfada
Greece
Attention: Stamatis Molaris
Chief Executive Officer
011-30-210-898-6820

Our common stock is quoted on the Nasdaq Global Market under the ticker symbol “QMAR,” and reports and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1500.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the period ended December 31, 2005, filed with the Commission on March 17, 2006;

•	Our Quarterly Reports on Form 10-Q filed with the Commission on May 12, 2006 and August 9, 2006;

•	Our Current Reports on Form 8-K filed with the Commission on May 12, 2006 (and the related Current Report on Form 8-K/A filed on May 12, 2006), June 19, 2006, July 11, 2006, July 24, 2006, August 1, 2006, August 8, 2006, August 17, 2006 and August 24, 2006;

•	Our definitive proxy statement on Schedule 14A filed on July 12, 2006; and

•	All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Quintana Maritime Limited
Pandoras 13 and Kyprou Street
166 74 Glyfada
Greece
Attention: Stamatis Molaris
Chief Executive Officer
011-30-210-898-6820

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$27,961.24
Printing and Engraving Expenses	100,000
Legal Fees and Expenses	200,000
Accountants’ Fees and Expenses	100,000
Transfer Agent’s Fees and Expenses	15,000
Miscellaneous Costs	10,000

Total	$452,961.24

Item 15.	Indemnification of Directors and Officers.

The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

(1) all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the “Companies Acts”); and

(2) all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation.  A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation.  A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer successful.  To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(6) Insurance.  A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit
No.			Description

3	.1*	—	Amended and Restated Articles of Incorporation
3	.2*	—	Amended and Restated By-laws
4	.1*	—	Form of Share Certificate
4	.2**	—	Form of Unit Certificate
4	.3**	—	Form of Preferred Stock Certificate
4	.4**	—	Form of Warrant
4	.5**	—	Statement of Designations
4	.6**	—	Warrant Agreement
5	.1***	—	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the Shares

Exhibit
No.			Description

8	.1***	—	Opinion of Vinson & Elkins L.L.P., United States counsel to the Company, with respect to certain tax matters
10	.1*	—	Agreement Related to Credit Facility
10	.2*	—	First Supplemental Agreement to US$262,456,000 Credit Facility
10	.3*	—	Second Supplemental Agreement to US$262,456,000 Credit Facility
10	.4**	—	Registration Rights Agreement
10	.5**	—	Memorandum of Agreement for purchase of Bulk One
10	.6**	—	Memorandum of Agreement for purchase of Bulk Two
10	.7**	—	Memorandum of Agreement for purchase of Bulk Three
10	.8**	—	Memorandum of Agreement for purchase of Bulk Four
10	.9**	—	Memorandum of Agreement for purchase of Bulk Five
10	.10**	—	Memorandum of Agreement for purchase of Bulk Six
10	.11**	—	Memorandum of Agreement for purchase of Bulk Seven
10	.12**	—	Memorandum of Agreement for purchase of Bulk Eight
10	.13**	—	Memorandum of Agreement for purchase of Kamsarmax H.1373
10	.14**	—	Memorandum of Agreement for purchase of Kamsarmax H.1374
10	.15**	—	Memorandum of Agreement for purchase of Kamsarmax H.1375
10	.16**	—	Memorandum of Agreement for purchase of Kamsarmax H.1394
10	.17**	—	Memorandum of Agreement for purchase of Kamsarmax H.1395
10	.18**	—	Memorandum of Agreement for purchase of Kamsarmax H.1357
10	.19**	—	Memorandum of Agreement for purchase of Kamsarmax H.1358
10	.20**	—	Memorandum of Agreement for purchase of Kamsarmax H.1396
10	.21**	—	Memorandum of Agreement for purchase of Kamsarmax H.1359
10	.22**	—	Master Time Charter Party and Block Agreement dated November 21, 2005
10	.23**	—	Novation Agreement
10	.24*	—	2005 Stock Incentive Plan
10.25		—	Form of Employee Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 13, 2006)
10.26		—	Form of Director Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed January 13, 2006)
10.27		—	Revolving Credit Facility (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 6, 2005)
10.28		—	Services Agreement between Quintana Maritime Limited and Quintana Minerals Corporation, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 3, 2005)
10	.29***	—	Placement Agency Agreement
21	.1**	—	List of Subsidiaries
23	.1***	—	Consent of Independent Registered Public Accounting Firm
23	.2***	—	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23	.3***	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)
23	.4**	—	Consent of Drewry Shipping Consultants Ltd.
24	.1**	—	Powers of Attorney

*	Incorporated by reference to the Company’s Registration Statement filed on Form S-1 (File No. 333-124576) with the Securities and Exchange Commission on July 14, 2005.

**	Previously filed.

***	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Glyfada, the country of Greece, on August 25, 2006.

/s/  QUINTANA MARITIME LIMITED

By:	/s/ Stamatis Molaris
Name: Stamatis Molaris
Title:  Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 25, 2006 in the capacities indicated.

Signature		Title

/s/ Stamatis Molaris Stamatis Molaris		Director, Chief Executive Officer, President and Director (Principal Executive Officer)

* Paul J. Cornell		Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)

* Corbin J. Robertson, Jr.		Chairman

* Joseph R. Edwards		Director

* Corbin J. Robertson III		Director

* Hans J. Mende		Director

* Gurpal Singh Grewal		Director

* S. James Nelson, Jr.		Director

* Peter Costalas		Director

*By:	/s/ Stamatis Molaris Stamatis Molaris Attorney-in-Fact

Authorized Representative

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on August 25, 2006.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Directors
Authorized Representative in the
United States

EXHIBIT INDEX

Exhibit
No.			Description

3	.1*	—	Amended and Restated Articles of Incorporation
3	.2*	—	Amended and Restated By-laws
4	.1*	—	Form of Share Certificate
4	.2**	—	Form of Unit Certificate
4	.3**	—	Form of Preferred Stock Certificate
4	.4**	—	Form of Warrant
4	.5**	—	Statement of Designations
4	.6**	—	Warrant Agreement
5	.1***	—	Opinion of Seward & Kissel LLP, Marshall Islands counsel to the Company, as to the validity of the Shares
8	.1***	—	Opinion of Vinson & Elkins L.L.P., United States counsel to the Company, with respect to certain tax matters
10	.1*	—	Agreement Related to Credit Facility
10	.2*	—	First Supplemental Agreement to US$262,456,000 Credit Facility
10	.3*	—	Second Supplemental Agreement to US$262,456,000 Credit Facility
10	.4**	—	Registration Rights Agreement
10	.5**	—	Memorandum of Agreement for purchase of Bulk One
10	.6**	—	Memorandum of Agreement for purchase of Bulk Two
10	.7**	—	Memorandum of Agreement for purchase of Bulk Three
10	.8**	—	Memorandum of Agreement for purchase of Bulk Four
10	.9**	—	Memorandum of Agreement for purchase of Bulk Five
10	.10**	—	Memorandum of Agreement for purchase of Bulk Six
10	.11**	—	Memorandum of Agreement for purchase of Bulk Seven
10	.12**	—	Memorandum of Agreement for purchase of Bulk Eight
10	.13**	—	Memorandum of Agreement for purchase of Kamsarmax H.1373
10	.14**	—	Memorandum of Agreement for purchase of Kamsarmax H.1374
10	.15**	—	Memorandum of Agreement for purchase of Kamsarmax H.1375
10	.16**	—	Memorandum of Agreement for purchase of Kamsarmax H.1394
10	.17**	—	Memorandum of Agreement for purchase of Kamsarmax H.1395
10	.18**	—	Memorandum of Agreement for purchase of Kamsarmax H.1357
10	.19**	—	Memorandum of Agreement for purchase of Kamsarmax H.1358
10	.20**	—	Memorandum of Agreement for purchase of Kamsarmax H.1396
10	.21**	—	Memorandum of Agreement for purchase of Kamsarmax H.1359
10	.22**	—	Master Time Charter Party and Block Agreement dated November 21, 2005
10	.23**	—	Novation Agreement
10	.24*	—	2005 Stock Incentive Plan
10.25		—	Form of Employee Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed January 13, 2006)
10.26		—	Form of Director Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed January 13, 2006)
10.27		—	Revolving Credit Facility (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 6, 2005)
10.28		—	Services Agreement between Quintana Maritime Limited and Quintana Minerals Corporation, dated as of October 31, 2005 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 3, 2005)

Exhibit
No.			Description

10	.29***	—	Placement Agency Agreement
21	.1**	—	List of Subsidiaries
23	.1***	—	Consent of Independent Registered Public Accounting Firm
23	.2***	—	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
23	.3***	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1)
23	.4**	—	Consent of Drewry Shipping Consultants Ltd.
24	.1**	—	Powers of Attorney

*	Incorporated by reference to the Company’s Registration Statement filed on Form S-1 (File No. 333-124576) with the Securities and Exchange Commission on July 14, 2005.

**	Previously filed.

***	Filed herewith.